EXHIBIT 23.2

CONSENT OF INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption “Experts” and to the reference to our reports dated April 30, 2010 and April 24, 2009, with respect to the consolidated financial statements and schedules of Thermon Holdings, LLC as at and for the years ended March 31, 2010 and 2009, respectively, included in the Registration Statement on Form S-4 and related Offer to Exchange of Thermon Industries, Inc. for the registration of $210,000,000 aggregate principal amount of its 9.5% Senior Secured Notes due 2017.

/s/ Meyers Norris Penny LLP
Chartered Accountants

Calgary, Alberta
August 9, 2010